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                                                                   EXHIBIT 10.28

                     MANAGING DIRECTOR'S SERVICE AGREEMENT

                                    between

                              LEMMERZ HOLDING GMBH
                    hereinafter referred to as "the Company"

                                      and

                          MR. DIPL.-KFM. KLAUS JUNGER
                    hereinafter referred to as "the Manager"

                                    PREAMBLE

     This Managing Director's Service Agreement fully replaces any former agreements between Mr. Junger and the Company or its legal predecessor Lemmerz Werke KgaA, including but not limited to the Managing Director's Service Agreement dated July 1, 1993, and the Employment Agreement dated June 29, 1990.

SECTION 1 FUNCTIONS AND DUTIES

     1.1 Manager shall serve as Managing Director of the Company with direct responsibility for Hayes Lemmerz International, Inc.'s ("Hayes Lemmerz") European steel wheel operations.

     1.2 The Manager shall represent the Company both in and out of court either alone or jointly with another Managing Director, or with a prokurist, of the Company as provided herein. Unless otherwise provided for in this Agreement, the rights and duties of the Managing Director shall be subject to the Articles of Association of the Company, as amended from time to time, the rules of procedure as amended from time to time, the directions given by the shareholders, and the laws, particularly the Limited Liability Companies' Act.

     1.3 The Manager shall be exempted from the statutory ban on competition only with respect to his serving as an officer, director or employee of other companies within the Hayes Lemmerz Group.

     1.4 The Company reserves the right to give the Manager a different position with a company in the Hayes Lemmerz Group; such a position must correspond to the Manager's standing, knowledge and abilities. Any transfer to a foreign country in this context, however, requires the Manager's consent. In the event that the Manager is transferred to a position which is over 100 km from Manager's current office with the Company, the Company shall pay Manager such moving costs and other expenses, in accordance with the Company's then current management employee relocation policies.

SECTION 2 TERM OF THE AGREEMENT

     2.1 This term of this Agreement shall commence as of July 1, 1997 and shall continue indefinitely, until and unless terminated in accordance with this
Section 2.

     2.2 This Agreement shall be terminable by the Company or the Manager in writing upon six (6) months notice prior to the effective date of termination; provided, that this Agreement shall terminate without the requirement of notice:
(a) at the end of the month in which the Manager attains the age of 65, or (b) upon the death of Manager. Notice by Manager to the Company of his election to terminate this Agreement shall be given to the Chairman of the Supervisory Board of the Company with a copy to the General Counsel of

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Hayes Lemmerz, at the address of the world headquarters of Hayes Lemmerz, which address as of the date of this agreement is:

                            38481 Huron River Drive
                            Romulus, Michigan 48174
                                      USA

     Notice by Company or Manager shall be sent by personal delivery or overnight courier, with confirmation receipt, which notice shall be deemed given as of the date conveyed to the courier for delivery.

     2.3 In the event the Agreement is terminated by the Company:

          (a) such written notification shall include a resolution from the Company's shareholders withdrawing the Company's appointment of Manager as a Managing Director and such withdrawal shall not affect the Manager's claims, in particular, for any of the benefits under this Agreement in accordance with the terms herein. Except as provided in Section 1.4, the withdrawal of the Manager's appointment as a Managing Director shall constitute a termination of this Agreement of Employment; and

          (b) The Manager shall be paid compensation amounting to the Manager's Base Salary (as defined below) for the twelve (12) month period prior to the date of the notice of termination; provided, however, that Manager shall not be entitled to such compensation in the event this Agreement is terminated as a result of any of the following:

             (i) the willful failure, neglect or refusal by Manager to perform his duties hereunder (including without limitation, Manager's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction);

             (ii) any willful, intentional or grossly negligent act by Manager having the effect of injuring the interest, business or reputation of the Company or any of its parents, subsidiaries or affiliates;

             (iii) Manager's commission of any felony or a misdemeanor involving dishonest, unethical, immoral or similar conduct (including the entry of a nolo contendre, no contest, or similar plea);

             (iv) any misappropriation or embezzlement of the property of the Company and its affiliates and subsidiaries (whether or not a misdemeanor or felony); and

             (v) any material breach of any one or more of the provisions of this Agreement by Manager, which to the extent curable has not been cured within ten (10) days after notice thereof is received by Manager. A breach of Section 11 shall not be considered curable.

             (vi) termination of this Agreement as a result of the death or disability of Manager.

     Such payment shall be in lieu of any other severance, benefits or other compensation required to be paid to Manager hereunder or by law.

     2.4 After termination of the Agreement, Manager shall be relieved of his duty to render service to the Company; provided, that Company may upon delivery of notice of termination to or by Manager, request that Manager cease performing services on behalf of the Company, but Company shall continue to provide compensation and other benefits provided herein until the expiration of the six
(6) month notice period required above.

SECTION 3 REMUNERATION

     The Manager shall be paid the following remuneration for his work:

          3.1 annual salary of DM 360,000 gross, payable in equal installments in accordance with the Company's normal management payroll practices (the "Base Salary").

          3.2 a bonus in an amount, and subject to Manager's and the Company's accomplishment of certain objectives, as determined by the Chief Executive Officer of Hayes Lemmerz and the Compensation Committee of the Board of Directors of Hayes Lemmerz.
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          3.3 upon approval by the Hayes Lemmerz shareholders of the Hayes
     Lemmerz 1996 Stock Option Plan, an option to purchase 121,669 shares of Hayes Lemmerz Common Stock upon such terms and subject to such conditions as set forth in such plan.

          3.4 Manager's Base Salary shall be reviewed annually at the same time as the other executive officers of Hayes Lemmerz, and shall be adjusted based upon market conditions and Hayes Lemmerz', Company's and Manager's performance.

          3.5 the above remuneration covers all services rendered by the Manager, including any overtime work. The Manager is obliged to work even beyond the usual business working hours if this is required by the business interests of the Company.

SECTION 4 SICKNESS, ACCIDENT AND DEATH

     4.1 If the Manager becomes temporarily unable to work as required in this Agreement as a result of sickness, an accident or for any other reason for which he bears no responsibility (a "Disability"), then the Base Salary payable under
Section 3.1 shall continue to be paid in full until the earlier of: (a) the date which is twelve (12) months from the date Manager first becomes Disabled, or (b) the effective date of termination of this Agreement if notice of termination was given in accordance with Section 2.2, prior to Manager incurring such Disability.

     4.2 The Manager shall immediately inform the Company (by notifying the Chairman of the Supervisory Board) about any work incapacity and the expected duration thereof as well as the reasons of such incapacity. In the event of illness, the Manager shall submit upon request a medical certificate attesting to his incapacity to work and the expected duration thereof.

     4.3 If the Manager dies during the term of the Agreement of Employment, then his widow shall be entitled to the payment of the Base Salary as detailed in Section 3.1 for the month of the Manager's death and a further three (3) months.

SECTION 5 COMPANY CAR

     5.1 The Company shall provide the Manager with a suitable company car (e.g. BMW 740 or similar) which he may also use without limitation for private journeys. Any tax that may be payable and therefore deductible from the Manager's salary with respect to the Company car shall be paid by Company.

     5.2 Company shall reimburse Manager for all gas, oil, maintenance and other charges in connection with the use of the vehicle and Company shall maintain liability insurance for use of the vehicle by Manager, and his family members. Manager acknowledges receipt of the Company's rules and procedures regarding use of Company vehicles and agrees to abide by the terms thereof.

     5.3 The vehicle, including any and all accessories, shall be returned by Manager to the Company at the end of the term of this Agreement in the original condition provided to Manager, reasonable wear and tear excepted.

SECTION 6 SPECIAL ALLOWANCES

     6.1 The Company shall continue the accident insurance policy for the benefit of the Manager, which also covers accidents occurring in the private sphere, providing the following insurance payments:

                - in the event of death             DM 500,000
                - in the event of disability        DM 1,000,000

     The insurance ends with the expiration of the term of this Agreement. In such case the Manager may continue the insurance at his own expense. Entitled to payments under this insurance are the Manager in the case of invalidity or the persons designated by the Manager in the case of death or his heirs if no such designation has been made.

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     6.2 Manager shall be an insured under the Director's and Officers liability policy maintained by Hayes Lemmerz for the benefit of Hayes Lemmerz and its subsidiaries. The Company also shall continue the insurance for legal costs.

     6.3 Company shall provide enhanced coverage in the event of hospitalization of Manager allowing for a single room and choice of doctor in accordance with the terms and tariffs of private Germany insurers and subject to approval by such insurers of Manager's insurability; provided that the initial premium payable by Company shall not exceed DM 1,000 per year.

     6.4 Any claim to benefits under the above policies of insurance is subject to the respective insurance conditions.

     6.5 Manager shall be required to have a physical examination by the physician of his choice on an annual basis, which examination shall be paid for by the Company.

SECTION 7 BUSINESS EXPENSES

     If business trips are required, or other expenses incurred, in the interest of the Company, the Manager shall be entitled to reimbursement for such reasonable expenses. In order to obtain reimbursement, Manager shall submit such expense reports and receipts as are required by the Company's auditors, tax authorities and as may be otherwise set forth from time to time in the Company's expense reimbursement policies.

SECTION 8 HOLIDAY

     The Manager shall be entitled to an annual holiday of 30 working days, which is to be taken in installments. He shall agree upon the dates of holidays with the other Managers, with due regard to the Company's business interests.

SECTION 9 PENSION RIGHTS

     9.1 The Manager shall be entitled to a pension payable in arrears at the end of each calendar month in the amount of 50% of the monthly Base Salary last received according to Section 3.1, if he becomes disabled because of disease or other circumstances for which he bears no fault and if for that reason he discontinues to work.

     9.2 Irrespective of any disability, at termination of his employment after having attained the age of sixty-five (65), the Manager shall be entitled to a monthly pension which shall be payable twelve (12) times per year. Until completion of the fifth (5th) year of employment, such pension shall amount to 12.5% of the monthly Base Salary last received pursuant to subsection 3.1; and thereafter the pension shall increase by 3.75% per year up to 50% of the Base Salary after a total of fifteen (15) years of employment. For purposes of computing the Manager's years of employment with the Company under this provision 9.2, July 1, 1990 shall be Manager's first day of employment and each consecutive twelve (12) month period thereafter shall constitute one (1) year of service. Notwithstanding any law to the contrary, any accumulated pension claim shall be considered non-lapsable as of July 1, 1997.

     9.3 In case of death of the Manager, his widow shall be entitled for the rest of her life to a pension in the amount of 60% of the amount to which the Manager would have been entitled under Section 9.2.

     9.4 In case of death of the widow, the children shall be entitled to an orphan's pension in the amount of 20% of the amount payable pursuant to Section
9.2 until completion of the eighteenth (18th) year of each of their lives, or additionally, until completion of the twenty-fifth (25th) year of each of their lives as long as the respective child continues an orderly school or professional training. A child's right to an orphan's pension continues for any additional time period after completion of the twenty-fifth (25th) year of the respective child's life for which the school or professional training is interrupted or delayed because of the child having fulfilled its statutory obligation to do the military service or the alternative non-military service.

     9.5 Starting at the date of the beginning of the entitlement, the pension rights are adjusted at the same percentage ratio as the basic salary of a federal civil servant of the salary bracket B3.
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     9.6 Any disability pension payment payable to the Manager pursuant to
Section 6.1 shall be deducted from his pension rights.

SECTION 10 RETURN OF PROPERTY

     Upon leaving the Company or after his release from his duties of service pursuant to this Agreement, the Manager shall immediately return to the Company any and all documents, correspondence, records, drafts and the like referring to Company's affairs, including any copies thereof, which are still in his possession and the Company car. The Manager is not entitled to exercise a right of retention concerning the aforementioned documents and objects.

SECTION 11 CONFIDENTIALITY, NON-COMPETITION

     11.1 The Manager shall maintain strict confidentiality with respect to third parties and unauthorized staff members of the Company as to all confidential events or business matters of the Company or any affiliated company including any trade secrets coming to his attention within the scope of his activities for the Company, irrespective of how he obtained such knowledge. This does not apply to such information for which a disclosure is essential for the due performance of the functions delegated to the Manager or which has been approved by the shareholders in advance. This duty of confidentiality shall continue to be valid even after the termination of the employment relationship.

     11.2 Unless he receives prior written approval from the shareholders of the Company, during the duration of this Agreement the Manager shall not accept employment in any manner with any enterprise or business which directly or indirectly competes with the Company or any affiliated company. Under the same proviso, during the duration of this Agreement the Manager shall not establish, acquire nor directly or indirectly engage in any such enterprise or business.

     11.3 In the event this Agreement is terminated by the Company, and as consideration for the payment by the Company of an amount equal to twelve (12) times Manager's monthly Base Salary as of the date of termination of this Agreement, Manager shall not accept employment in any manner with any enterprise or business which directly or indirectly competes with the Company or any affiliated company for a period of one (1) year following the termination of this Agreement. During such period the Manager shall not establish, acquire nor directly or indirectly engage in any such enterprise or business. The payment made hereunder shall be in addition to the payment under Section 2.3(b).

     11.4 In the event of a breach of the post-contractual non-competition obligation under Section 11.3 by the Manager, he shall be liable to pay to the Company a contractual penalty equal to the Base Salary paid to Manager in the month prior to the termination of this Agreement, which monthly Base Salary amount shall be paid for each month such violation continues. The Company reserves any other rights it may have as a consequence of the breach of the non-competition obligation.

SECTION 12 RIGHTS OF USE AND INVENTIONS

     The Manager shall be obliged to inform the Company about any inventions according to the provisions of the Employees Inventions Act immediately in writing. The Company shall be entitled to declare within a period of four (4) months after receipt of the information, whether and to which extent the Company wants to make use of the inventions. In case of the use of the inventions by the Company, the Manager shall receive compensation according to the provisions of the Employees Inventions Act and the respective regulations.

SECTION 13 FINAL PROVISIONS

     13.1 This Agreement replaces any and all previous agreements concluded by and between the parties hereto.

     13.2 There are no written or oral agreements other than the foregoing provisions. The parties hereto have not made any side agreements.

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     13.3 Amendments and supplements of this Agreement must be in writing to be effective. This also applies for an amendment of this provision.

     13.4 As far as in this Agreement written form has been agreed upon, this form is also observed by the sending of a telegram, telex or telecopy if the author of a document is indicated.

     13.5 Should any provision of this Agreement be or become invalid, the validity of the remaining provisions of this Agreement shall not be affected thereby. Such invalid provision shall be replaced by such provision, which comes closest to the economic intention of the parties.

     13.6 This Agreement is governed by the laws of the Federal Republic of Germany.

     13.7 This Agreement shall be executed in both German and English. Should there be a discrepancy between the two versions, the real intention of the parties shall be determined. In the event of any doubt, the English version shall prevail as the language in which this Agreement was negotiated.

     13.8 The Manager confirms to have received today an executed copy of this Agreement signed by the Company.

     13.9 After the termination of this Agreement all mutual claims of the parties shall lapse, with the exception of pension or disability claims, to the extent such claims have become vested prior to termination of the Agreement, of the Manager and his legal successor; claims shall lapse unless they have been asserted towards the other party in writing within a period of three (3) months. If the other party rejects a claim or if the other party does not agree to the claim within two (2) weeks of its assertion, the claim shall lapse unless it is asserted through a court of law within three (3) months of the date such claim was asserted in writing.

     13.10 In the event of disputes arising from the Agreement of Employment, the parties shall invoke an industrial tribunal.

     WHEREFORE, the Company and Manager have executed this Agreement as of this 25th day of September, 1997.

LEMMERZ HOLDING GMBH

By: /s/ R. CUCUZ                     By: /s/ KLAUS JUNGER
    -----------------------------        -------------------------------------
                                          Klaus Junger

Its: Director


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